Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

November 2009 Performance Update

The Frontier Fund Supplement Dated December 8, 2009 to Prospectus Dated May 26, 2009

The Frontier Fund Class 1 New

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

November performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	November 30, 2009	November 30, 2009	NAV / Unit
	MTD	YTD
Frontier Diversified Series-1	1.41%	0.43%	$100.43
Frontier Dynamic Series-1	-2.17%	-6.00%	$94.00
Frontier Long/Short Commodity Series-1a	3.92%	3.46%	$103.46
Frontier Masters Series-1	2.52%	0.22%	$100.22

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of November 30, 2009. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(445,172.71)
Unrealized trading gain/(loss)			840,491.28
Less: commissions			(16,835.38)
Less: FCM fees			(44,026.90)
Foreign currency gain/(loss)			(147.55)
Interest income			38,497.76

Total Income			372,806.50

EXPENSES

Management fees			13,410.51
Incentive fees			39,554.46
Broker service fees			37,269.72

Total Expenses			90,234.69

Net Income (Loss)			$282,571.81

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	191,326.12403	$18,947,296.10	99.03
Current month additions	86,213.74169	8,643,334.05
Current month redemptions	(60.11382)	(5,993.25)
Net Income (loss) for current month		282,571.81

Net Asset Value, end of current month	277,479.75190	$27,867,208.71	100.43

	Monthly rate of return		1.41%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND DYNAMIC SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			(5,753.36)
Less: commissions			—
Less: FCM fees			(607.67)
Foreign currency gain/(loss)			—
Interest income			399.53

Total Income			(5,961.50)

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			514.46

Total Expenses			514.46

Net Income (Loss)			$(6,475.96)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	2,991.33897	$287,425.77	96.09
Current month additions	971.37777	91,550.00
Current month redemptions	—	—
Net Income (loss) for current month		(6,475.96)

Net Asset Value, end of current month	3,962.71674	$372,499.81	94.00

	Monthly rate of return		-2.17%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Dynamic Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$140,247.44
Unrealized trading gain/(loss)			(105,184.56)
Less: commissions			(780.81)
Less: FCM fees			(1,388.53)
Foreign currency gain/(loss)			(17.89)
Interest income			1,065.84

Total Income			33,941.49

EXPENSES

Management fees			1,734.32
Incentive fees			5,767.27
Broker service fees			1,185.12

Total Expenses			8,686.71

Net Income (Loss)			$25,254.78

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	5,613.25803	$558,848.75	99.56
Current month additions	2,191.83926	223,429.90
Current month redemptions	—	—
Net Income (loss) for current month		25,254.78

Net Asset Value, end of current month	7,805.09729	$807,533.43	103.46

	Monthly rate of return		3.92%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$173,373.86
Unrealized trading gain/(loss)			96,544.54
Less: commissions			(1,727.35)
Less: FCM fees			(19,386.01)
Foreign currency gain/(loss)			(645.79)
Interest income			12,339.24

Total Income			260,498.49

EXPENSES

Management fees			16,864.50
Incentive fees			6,189.97
Broker service fees			16,408.36

Total Expenses			39,462.83

Net Income (Loss)			$221,035.66

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	84,657.97816	$8,275,549.90	97.75
Current month additions	33,342.07003	3,329,057.37
Current month redemptions	—	—
Net Income (loss) for current month		221,035.66

Net Asset Value, end of current month	118,000.04819	$11,825,642.93	100.22

	Monthly rate of return		2.52%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Masters Series 1